Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2025 relating to the financial statements of Origin Materials, Inc., appearing in the Annual Report on Form 10-K of Origin Materials, Inc. for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Sacramento, California

March 13, 2025